Exhibit 99.1
FOR IMMEDIATE RELEASE
General Nutrition Centers, Inc. Reports
Fourth Quarter 2009 Results
PITTSBURGH, March 3, 2010 /PRNewswire/ — General Nutrition Centers, Inc. (“GNC” or the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the year and quarter ended December 31, 2009.
For the fourth quarter of 2009, the Company reported net income of $12.7 million, a $4.6 million, or 56.3%, increase over net income of $8.1 million for the fourth quarter of 2008. Net income as a percentage of revenue was 3.1% in the fourth quarter of 2009 as compared to 2.1% in the fourth quarter of 2008.
For the fourth quarter of 2009, the Company reported consolidated revenue of $403.9 million, an increase of 3.1% over the consolidated revenue of $391.7 million for the fourth quarter of 2008. Revenue increased in each of the Company’s segments: retail by 3.2%, franchise by 4.3%, and manufacturing/wholesale by 1.1%. Same store sales improved 1.2% in domestic Company-owned stores (including e-commerce sales) representing the 18th consecutive quarter of positive same store sales.
Earnings before interest, income taxes, depreciation, amortization and non-cash stock-based compensation (“Adjusted EBITDA”) for the fourth quarter of 2009 was $50.6 million, a $4.4 million, or 9.5%, increase over the Adjusted EBITDA of $46.2 million for the fourth quarter of 2008. Adjusted EBITDA was 12.5% as a percentage of revenue in the fourth quarter of 2009, compared to 11.8% in the fourth quarter of 2008.
For the fourth quarter of 2009, the Company generated net cash from operations of $36.1 million, incurred capital expenditures of approximately $8.2 million, and paid approximately $5.4 million in principal on outstanding debt. At December 31, 2009, the Company’s cash balance was $75.1 million.
In the fourth quarter of 2009, the Company opened 25 net new domestic Company-owned stores, 1 net new Company-owned store in Canada, 50 net new international franchise locations, and 55 net new franchise store-within-a-store Rite Aid locations, and closed 10 net domestic franchise locations.
The Company announced last month that it, together with its parent company, had entered into a memorandum of understanding to form a strategic partnership with Shanghai-based Bright Food (Group) Co, LTD. This partnership, to be named GNC China, will participate in China’s nutritional products market and promote the GNC brands in China’s large to medium-sized cities.
Joe Fortunato, Chief Executive Officer, said, “The fourth quarter capped a successful 2009, as we continued to grow revenue, profit, Adjusted EBITDA margin, and cash generation. Equally important, we made key investments in the business and launched several initiatives, including our China venture, to provide a foundation for future growth. We remain focused on science and product innovation that will continue to strengthen GNC’s leading position in the health and wellness industry.”
For the year ended December 31, 2009, the Company reported net income of $69.6 million; a $14.8 million, or 27.1%, increase over net income of $54.8 million for 2008. Net income as a percentage of revenue was 4.1% for the year ended December 31, 2009 compared to 3.3% for 2008.

For the year ended December 31, 2009, the Company reported consolidated revenue of $1,707.0 million, an increase of $50.3 million, or 3.0%, over the consolidated revenue of $1,656.7 million for the year ended December 31, 2008. Revenue increased in each of the Company’s business segments: retail by 3.0%, franchise by 2.4%, and manufacturing / wholesale by 4.0%. For the year, same store sales improved 2.8% in domestic Company-owned stores (including e-commerce sales).
Adjusted EBITDA was $230.7 million for the year ended December 31, 2009, a $15.9 million, or 7.4%, increase over the Adjusted EBITDA of $214.8 million for the year ended December 31, 2008. Adjusted EBITDA improved to 13.5% as a percentage of revenue for the year ended December 31, 2009 compared to 13.0% for 2008.
For the year ended December 31, 2009, the Company generated net cash from operations of $114.0 million, incurred capital expenditures of $28.7 million, and paid approximately $25.3 million in principal on outstanding debt.
For the year ended December 31, 2009, the Company opened 51 net new domestic Company-owned stores, 7 net new Company-owned stores in Canada, 117 net new international franchise locations, and 157 net new franchise store-within-a-store Rite Aid locations and closed 45 net domestic franchise locations.
General Nutrition Centers, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board through a merger on March 16, 2007.
As of December 31, 2009, GNC has more than 6,900 locations, of which more than 5,400 retail locations are in the United States (including 909 franchise and 1,869 Rite Aid franchise store-within-a-store locations) and franchise operations in 47 countries. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com. GNC has scheduled a conference call and webcast to report its fourth quarter 2009 financial results on Thursday, March 11, 2010 at 11:00 am EST. To listen to this call dial 1-866-468-1032 inside the U.S. and 1-832-445-1665 outside the U.S. The conference identification number for international participants only is 59306888. A webcast of the call will also be available through the “About GNC” link on www.gnc.com through April 2, 2010.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our quarterly and annual filings with the Securities and Exchange Commission.
Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue	$403,896	$391,740	$1,707,007	$1,656,729

Cost of sales, including costs of warehousing, distribution and occupancy	267,196	259,487	1,116,437	1,082,630

Gross profit	136,700	132,253	590,570	574,099

Compensation and related benefits	66,725	61,987	263,046	249,793
Advertising and promotion	9,857	9,708	50,034	55,060
Other selling, general and administrative	22,448	25,228	96,454	98,732
Foreign currency (gain) loss	(128)	594	(155)	733

Operating income	37,798	34,736	181,191	169,781

Interest expense, net	16,937	20,782	69,953	83,000

Income before income taxes	20,861	13,954	111,238	86,781

Income tax expense	8,179	5,838	41,619	32,001

Net income	$12,682	$8,116	$69,619	$54,780

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net income	$12,682	$8,116	$69,619	$54,780
Interest expense, net	16,937	20,782	69,953	83,000
Income tax expense	8,179	5,838	41,619	32,001
Depreciation and amortization	12,031	11,093	46,665	42,453
Non-cash stock-based compensation expense	793	413	2,855	2,594

Adjusted EBITDA	$50,622	$46,242	$230,711	$214,828

We define Adjusted EBITDA as net income before interest expense (net), income tax expense, depreciation, amortization and non-cash stock-based compensation. Management uses Adjusted EBITDA as a tool to measure operating performance of the business. We use Adjusted EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
Current assets:
Cash and cash equivalents	$75,089	$42,307
Receivables, net	94,355	89,413
Inventories, net	370,492	363,654
Prepaids and other current assets	42,219	59,407

Total current assets	582,155	554,781

Long-term assets:
Goodwill, brands and other intangibles, net	1,499,123	1,506,085
Property, plant and equipment, net	199,581	206,154
Other long-term assets	22,743	24,988

Total long-term assets	1,721,447	1,737,227

Total assets	$2,303,602	$2,292,008

Current liabilities:
Accounts payable	$95,904	$123,577
Other current liabilities	103,683	126,145

Total current liabilities	199,587	249,722

Long-term liabilities:
Long-term debt	1,058,085	1,071,237
Other long-term liabilities	328,414	318,987

Total long-term liabilities	1,386,499	1,390,224

Total liabilities	1,586,086	1,639,946

Total stockholder’s equity	717,516	652,062

Total liabilities and stockholder’s equity	$2,303,602	$2,292,008

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended
	December 31,	December 31,
	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69,619	$54,780

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	46,665	42,453
Amortization of deferred financing costs	4,478	4,246
Non-cash stock-based compensation	2,855	2,594
Other	30,042	39,030
Changes in:
Receivables	(3,488)	(5,371)
Inventory	(15,661)	(48,248)
Accounts payable	(28,119)	22,075
Other assets and liabilities	7,566	(34,194)

Net cash provided by operating activities	113,957	77,365

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,682)	(48,666)
Acquisition of the Company	(11,268)	(10,842)
Other	(2,224)	(917)

Net cash used in investing activities	(42,174)	(60,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payment	(13,600)	—
Borrowings on debt	—	5,375
Payments on long-term debt	(25,327)	(7,974)
Other	(323)	(832)

Net cash used in financing activities	(39,250)	(3,431)

Effect of exchange rate on cash	249	(56)

Net increase in cash	32,782	13,453
Beginning balance, cash	42,307	28,854

Ending balance, cash	$75,089	$42,307

Segment Financial Data and Store Counts
Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2009	2008	2009	2008

Revenue	$293,728	$284,681	$1,256,314	$1,219,305
Comp Store Sales — Domestic	1.2%	2.5%	2.8%	2.7%
Operating income	$29,865	$29,248	$153,142	$140,916
Franchise Segment- Franchise-operated Domestic and International locations

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2009	2008	2009	2008

Revenue	$63,104	$60,508	$264,168	$258,020
Operating income	$19,557	$19,699	$80,800	$80,816
Wholesale/ Manufacturing Segment- Third-party contract manufacturing; wholesale and consignment sales with Rite Aid and drugstore.com

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2009	2008	2009	2008

Revenue	$47,064	$46,551	$186,525	$179,404
Operating income	$19,378	$15,389	$73,450	$67,378
Consolidated unallocated costs (a)

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2009	2008	2009	2008

Warehousing and distribution costs	$(13,099)	$(13,121)	$(53,557)	$(54,266)
Corporate costs	$(17,903)	$(16,479)	$(72,644)	$(65,063)

(a)	Part of consolidated operating income
Consolidated Store Count Activity

	Year ended December 31, 2009
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,774	954	1,190	1,712	6,630
Store openings (1)	98	31	187	177	493
Store closings	(40)	(76)	(70)	(20)	(206)

End of period balance	2,832	909	1,307	1,869	6,917

	Year ended December 31, 2008
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,745	978	1,078	1,358	6,159
Store openings (1)	104	41	198	401	744
Store closings	(75)	(65)	(86)	(47)	(273)

End of period balance	2,774	954	1,190	1,712	6,630

(1)	openings include new stores and corporate/franchise conversion activity

(2)	including Canada

Contacts:
Investors:	Michael M. Nuzzo, Executive Vice President and CFO (412) 288-2029

Media:	Greg Miller, Marketcom PR (212) 537-5177, x1 gmiller@marketcompr.com
SOURCE: General Nutrition Centers, Inc.
Web site: http://www.gnc.com/